UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MOLSON COORS BEVERAGE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOLSON COORS BEVERAGE COMPANY

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2026

On March 25, 2026, Molson Coors Beverage Company (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) relating to its Annual Meeting of Stockholders to be held on May 6, 2026 (the “2026 Annual Meeting”). This supplement (the “Supplement”) should be read in conjunction with the Proxy Statement. All page references are to pages in the Proxy Statement, and terms used below have the meanings set forth in the Proxy Statement. New text within restated language from the Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Proxy Statement is indicated by ~~strikethrough text~~. Except as specifically supplemented by the information set forth herein, all information set forth in the Proxy Statement remains unchanged.

This Supplement is being provided to update certain disclosure regarding Jill Timm’s attendance at meetings of the Board and the committees of the Board to clarify that Ms. Timm did attend at least 75% or more of the aggregate meetings of the Board and the committees of the Board on which she served during 2025.

Accordingly, the second sentence of the first paragraph under section entitled “Board of Directors and Corporate Governance—Board Composition and Refreshment—Meetings and Attendance” on page 37 of the Proxy Statement is hereby amended and supplemented by deleting the strikethrough text and adding the following bolded and underlined text:

“All directors, except Mr. Cocks~~,~~ and Mr. Hattersley~~, and Ms. Timm~~, attended at least 75% or more of the aggregate meetings of our Board and the committees of our Board on which they served during 2025, in each case during the periods that he ~~or she~~ served.”

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This Supplement has been filed with the Securities and Exchange Commission and first made available to stockholders on April 15, 2026.